Exhibit 10.4

SUBLEASE AGREEMENT

                This Sublease Agreement is made and entered into as of the 7th day of September, 2001, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation, herein after called “Sublandlord,” and PIXELWORKS, INC., an Oregon corporation, herein after called “Subtenant.”

WITNESSETH:

                WHEREAS, by Lease Agreement dated October 6, 1995, COPPER MOUNTAIN TRUST CORPORATION AS TRUSTEE FOR QUEST GROUP TRUST VI (“Landlord”) leased to Sublandlord, on a full service basis, office space (the “Premises”) consisting of a portion of the building commonly known as Lakeside Center located at 8100 SW Nyberg Road, Tualatin, Oregon 97062 (the “Building”), as amended by that certain Addendum to the Lease dated October 1, 1995, that certain Addendum A dated March 15, 1999, that certain Second Amendment dated December 13, 2000, that certain Third Amendment dated February 2, 2001, and that certain Third [sic Fourth] Amendment dated August 20, 2001 (collectively, the “Master Lease”, attached hereto and made a part hereof as Exhibit A).  The Master Lease expires on February 28, 2006.

                WHEREAS, Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord a portion of the Premises on the terms and conditions stated herein;

                NOW THEREFORE, for and in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

                1.  Sublease Premises.  Subject to the terms and conditions of this Sublease Agreement, Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord a portion of the Premises consisting of approximately 14,679 rentable square feet consisting of the entire third floor of the Building as shown in Exhibit B attached hereto and made a part hereof (the “Sublease Premises”).

                2.  Sublease Term and Commencement.  The term of the Sublease shall be fifty (50) months in length with a Commencement Date of January 1, 2002 and a fixed expiration date of February 28, 2006.  Subtenant may occupy the Sublease Premises for the purposes of completing Subtenant’s Alterations (as hereinafter defined) and conducting Subtenant’s business, at any time following the date that Landlord provides its written consent to the Sublease Agreement pursuant to Paragraph 10.1 of the Master Lease and Paragraph 17 hereof.

                3.  Condition of Sublease Premises.  Upon the later of the date of full execution of the Sublease Agreement and the date of receipt of Landlord’s consent to said agreement, Sublandlord shall deliver the Sublease Premises to Subtenant in broom-clean condition and free of Sublandlord’s personal furniture, fixtures and equipment (“FF&E”), provided Sublandlord shall be allowed to leave within the Sublease Premises any of its

FF&E, if any, included in a separate purchase/lease agreement to be negotiated between the parties.  Sublandlord has made no representations or warranties as to the condition of the Sublease Premises or the Building nor has Sublandlord agreed to perform any alterations, additions, refurbishment or repairs and maintenance to the Sublease Premises.  At the expiration of the Sublease term, Subtenant shall leave the Sublease Premises in no worse condition than upon occupancy, ordinary wear and tear excepted.

                4.  Possession.  Subject to paragraphs 2 and 3 hereof, Subtenant shall be allowed to enter the Sublease Premises prior to the Commencement Date for the purposes of installing alterations, equipment, furniture, fixtures and all related network and telecommunications cabling of Subtenant.  Subtenant shall comply with all the terms and conditions of the Sublease Agreement and Master Lease during any such installations, except for payment of rent or any additional rent.

                5.  Base Rent.  Subtenant agrees to pay Sublandlord a monthly Base Rent in the amount set forth below, in advance, on or before the first day of each calendar month during the term hereof.  The Base Rent for the Sublease Premises shall be on a “full service” basis as outlined in the Master Lease, as follows:

Months	Annual Base Rent/SF	Base Rent/Month
Prior to January 1, 2002:	Rent Free	Rent Free

January 1, 2002 -
December 31, 2002:	$21.20	$25,933.00

January 1, 2003 -
December 31, 2003:	$22.45	$27,462.00

January 2, 2004 -
December 31, 2004:	$23.20	$28,379.00

January 1, 2005 -
February 28, 2006:	$24.00	$29,358.00

                6.  Operating Expenses and Taxes.  In addition to Base Rent, Subtenant shall pay to Sublandlord, in advance, on or before the first day of each calendar month during the term hereof, Subtenant’s “proportionate share” of Operating Expenses (as defined in Paragraphs 19.1, 19.2 and 19.4 of the Master Lease and as further described in Paragraph 19.4 of the Addendum to the Lease and the paragraph with the heading “Operating Expenses” in the Second Amendment) and all other sums owing from Sublandlord to Landlord under the terms of the Master Lease.  Subtenant’s Base Year shall be the same as Sublandlord’s under the Second Amendment.  Subtenant’s proportionate share shall be 26.49%.  In the event Subtenant uses a dedicated cooling system for Subtenant’s computer equipment, then in addition to Base Rent and Operating Expenses, Subtenant shall pay a monthly fee to Sublandlord in the amount of $100.00 for additional electricity use.  Subtenant shall not be obligated to pay the $100 utility surcharge payable by Sublandlord under the Master Lease.

                7.  Use.  The Sublease Premises shall be used and occupied for general office,

research and development and any other legal purpose consistent with other tenants of the Building and tenants of office buildings of comparable quality to the Building in the surrounding area.

                8.  Leasehold Improvements.  Any alterations, additions, refurbishment or repairs and maintenance to the Sublease Premises shall be the sole responsibility of Subtenant and shall be completed, subject to subparagraph (i) below, at Subtenant’s sole cost and shall be commenced and completed subject to the Master Lease.

                    (i)  Sublandlord hereby consents to Subtenant’s planned alterations/demolition of the Sublease Premises prior to the Commencement Date, more particularly described on Exhibit C attached hereto and made a part hereof (“Subtenant’s Alterations”).  Sublandlord agrees to obtain Master Landlord’s approval of Subtenant’s Alterations and any subsequent alterations to the Sublease Premises, and all such work shall be performed in accordance with Paragraph 6.2 of the Master Lease, Paragraph 6.2 of the Addendum to the Lease, and the paragraph with the heading “Tenant Improvements” in the Second Amendment.  Sublandlord shall provide Subtenant with a tenant improvement allowance in the amount of $102,753.00 for completion of Subtenant’s Alterations, which Sublandlord shall pay to Subtenant within ten (10) days of demand by Subtenant following completion of Subtenant’s Alterations.

                      (ii)  at the expiration of the Sublease term, Subtenant will leave the Sublease Premises in no worse condition than upon occupation, ordinary wear and tear excepted; provided, however, that Subtenant shall not be obligated to restore the Sublease Premises to the condition that existed prior to completion of Subtenant’s Alterations.

                      (iii)  Subtenant shall not make or permit any alterations without the prior written approval of Sublandlord and Landlord.  All improvements, alterations or additions made by Subtenant shall be made in compliance with the terms of the Master Lease and with Landlord’s consent pursuant thereto.

                       (iv)  Subtenant shall indemnify and hold Sublandlord harmless from any and all claims, liens, attachments or other liabilities whatsoever arising from or relating to Subtenant’s Alterations or Subtenant’s occupation and use of the Sublease Premises, including any holdover by Subtenant after the expiration of the Sublease term, to the extent such claims, liens, attachments or other liabilities were not caused by the negligence or willful misconduct of Sublandlord.  Any and all such claims, notices of lien, or attachments for work performed on or materials furnished to the Sublease Premises shall be cured and removed by Subtenant within thirty (30) days of Subtenant’s receipt of notice thereof.

                        (v)  Subtenant is responsible for compliance with all federal, state and local requirements arising out of Subtenant’s use, including the obtaining of any required occupancy certificates, regardless of whether or not leasehold improvements are made.

                9.  Option to Expand.  At any time after July 21, 2003 (the “Option Date”) and for the remainder of the term of this Sublease Agreement, Subtenant shall have the option to expand (“Option to Expand”) the Sublease Premises to include Sublandlord’s premises on the second floor of the Building (Suite 203) consisting of 2,870 rentable square feet and Sublandlord’s premises on the fourth floor of the Building (Suite 400) consisting of 14,679 square feet (collectively, the “Expansion Premises”) provided that: (i) Subtenant provides Sublandlord with a minimum of six months written notice prior to date of occupancy of the Expansion Premises (the “Effective Date”); (ii) Subtenant subleases all, and not less than all, of the Expansion Premises; (iii) the Effective Date does not occur prior to the Option Date nor on any day which is either up to and including 21 days prior to, or up to and including 21 days after, the commencement of an accounting quarter (specifically, January 1, April 1, July 1, and October 1 of each year during the Sublease term); (iv) Subtenant provides Sublandlord with an Option to Expand fee of $87,745.00 to be paid at the time the Option to Expand notice is provided; (v) subject to the exceptions specifically noted in (vi) and (vii) below, the expansion space shall be occupied by Subtenant under the same terms and conditions of this Sublease Agreement inclusive of Base Rent (at the then applicable rates under this Sublease Agreement), Operating Expenses (at the then applicable rates under the Master Lease), and Security Deposit (to be increased on the Effective Date by an amount equal to the first months’ Base Rent due for the Expansion Premises); (vi) Sublandlord shall not be required to provide Subtenant with a tenant improvement allowance; and (vii) Sublandlord shall not be required to pay a brokerage commission to any representative of Subtenant in connection with the exercise of the Option to Expand. If, prior to the Option Date, Sublandlord intends to sublease the Expansion Premises (or any portion thereof), Subtenant shall have the option to sublease such space on the terms and conditions set forth herein, except that Subtenant shall not be required to pay the fee set forth in subparagraph (iv) of this paragraph. In the event Sublandlord so elects to put any or all of the Expansion Premises on the market for sublease at any time after the Option Date, the Option to Expand shall remain in effect, however, Subtenant may elect instead to negotiate terms for any space marketed for sublease by Sublandlord on terms other than those specified in this paragraph, such other terms to be mutually agreed upon by the parties. In the event Subtenant declines to exercise its expansion options under this Paragraph 9 and Sublandlord subsequently subleases all or any of the Expansion Premises to a third party, Subtenant’s expansion options under this Paragraph 9 shall terminate and be of no further force or effect.

                10.    Parking.    Throughout the Sublease term, Subtenant shall be entitled to use, free of charge, up to 3.75 parking stalls per 1,000 rentable square feet subleased, on a non-exclusive, unreserved basis in the Building parking facility.

                11.    Security Deposit.    Subtenant shall deposit with Sublandlord upon execution of this Sublease the sum of $25,933.00, representing the equivalent of one month’s Base Rent, as security for Subtenant’s faithful performance of Subtenant’s obligations hereunder (“Security Deposit”). If Subtenant fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublandlord may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublandlord may become obligated by reason of Subtenant’s default or breach, for any loss or damage sustained by Sublandlord as a result of Subtenant’s default or breach, or the performance of Subtenant’s obligations. If Sublandlord so uses any portion of the Security Deposit, Subtenant shall, within thirty (30) days after written demand by Sublandlord, restore the Security Deposit to the full amount originally deposited, and Subtenant’s failure to do so shall constitute a default under this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublandlord assigns its interest in this Sublease, Sublandlord shall deliver to its assignee so much of the Security Deposit as is then held by Sublandlord. Within thirty (30) days after the Term has expired, or Subtenant has vacated the Sublease Premises, or any final adjustment pursuant to the Master Lease has been made, whichever shall last occur, and provided Subtenant is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublandlord, shall be returned to Subtenant or to the last assignee, if any, of Subtenant’s interest hereunder.

                                                12.           First Months’ Rent.    Upon Subtenant’s execution of this Sublease Agreement, Subtenant shall be required to submit to Sublandlord $25,933.00 representing the first full month’s rent. Subtenant shall also be responsible for one hundred percent of all additional rent and other sums pertaining to the Sublease Premises billed by the Landlord to Sublandlord from the Commencement Date pursuant to the Master Lease.

                                                13.           Subtenant Insurance and Indemnification Obligations.    Subtenant shall maintain in full force and effect a policy or policies of insurance protecting Sublandlord and Subtenant (and Landlord as required) in accordance with the provisions of Paragraph 7.2 of the Master Lease. The policy shall include coverage for Sublandlord’s personal property. Prior to any possession by Subtenant, Subtenant shall provide a certificate of insurance to Sublandlord and to the Landlord evidencing such coverage, naming all reasonable parties as additional insureds.

                                                14.           Signage.    Subtenant shall have the exterior/monument signage rights described in Paragraph 20.13 of the Addendum to the Lease. Prior to installing any sign, Subtenant shall be required to obtain the approval of the Landlord and City of Tualatin and the reasonable approval of Sublandlord. Subtenant’s signage rights shall be non-transferable.

                                                15.           Damage to Person and Property.    Subtenant covenants at all times to indemnify, defend and hold Sublandlord harmless from liability for damages and losses suffered or claimed to have been suffered by any other person, persons or corporation for personal injury, including death, or damage to tangible property occurring on or about the Sublease Premises during the term or as a result of any act or omission on the part of Subtenant, its agents, servants, employees or invitees except to the extent such damages and losses were caused by the negligence or willful misconduct of Sublandlord.

                                                16.           Master Lease.    Sublandlord’s interest in the Sublease Premises is as Tenant under the Master Lease. This Sublease Agreement is expressly made subject to all the terms and conditions of the Master Lease. Subtenant agrees to use the Sublease Premises in accordance with the terms of the Master Lease and not to do or omit to do anything which will constitute a breach of any of the terms of the Master Lease. Except for Exhibit C to the Master Lease; Paragraphs 3.1, 20.7, 20.9, 20.11, 20.12, and 20.16 of the Addendum to the Lease; Paragraphs 2, 3, 4, 5 & 6 of Addendum A; and the paragraphs with the headings “Rental Rate”, “Audit Right”, “Tenant Improvements”, “First Right of Refusal”, “Renewal Options”, “Holdover”, “Security Deposit”, and “Commission” of the Second Amendment, all applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease Agreement as if Sublandlord were the Landlord thereunder and Subtenant were the Tenant thereunder, and except that Sublandlord shall not be obligated to perform Landlord’s obligations under the Master Lease, but shall exercise due diligence in attempting to cause Landlord to perform its obligations under the Master Lease for the benefit of Subtenant.  Subtenant assumes and agrees to perform the Tenant’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Sublease Premises, except that the obligation to pay rent to Landlord under the Master Lease shall be considered performed by Subtenant to the extent rent is paid to Sublandlord in accordance with this Sublease Agreement. Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. If the Master Lease gives Sublandlord any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the building or project of which the Premises are a part, the exercise of such right by Sublandlord shall only be done with the consent of Subtenant and not constitute a default or breach hereunder.

                With regard to the Option to Terminate Lease set forth in Paragraph 20.10 of the Master Lease, Sublandlord covenants and agrees that it will not exercise the same without Subtenant’s prior written consent, in which event Sublandlord and Subtenant shall share pro rata the termination fee required to be paid to Landlord, whereupon this Sublease Agreement will terminate concurrent with the Master Lease.

                All capitalized terms not otherwise defined herein shall have the meanings assigned in the Master Lease.

                                                17.           Sublandlord’s Compliance with Master Lease.

                                                                (a)    Sublandlord covenants that it holds a valid leasehold estate for the Sublease Premises, has the full right to make this Sublease Agreement, and that with full compliance with all of its obligations hereunder, Subtenant shall have quiet and peaceful enjoyment of the Sublease Premises during the term of this Sublease Agreement.  Sublandlord represents and warrants that (i) the Master Lease attached as Exhibit A is a true, correct and complete copy of the Master Lease, (ii) the Master Lease has not been amended or modified except as expressly set forth herein, and (iii) to the best of its knowledge, there does not exist any event of a default or breach under the Master Lease or any circumstance or condition which with the giving of notice and/or passage of time would constitute such an event.  Sublandlord further covenants that Sublandlord will not enter into any modification of the Master Lease that adversely affects Subtenant’s rights under this Sublease Agreement without first obtaining Subtenant’s prior written consent, which consent shall not unreasonably be withheld.

                (b)           Master Lease Payments.  Sublandlord hereby covenants that it will comply with all of its obligations as tenant under the Master Lease.  Sublandlord will pay to Landlord under the Master Lease, as and when due, all rents and other amounts required to be paid pursuant to the terms of the Master Lease, and that Sublandlord will not do any act, nor fail to do any act, which would cause the Master Lease to become in default.

                (c)           Master Lease Default.  Sublandlord agrees to immediately forward to Subtenant a copy of any notices received by Sublandlord from Landlord which may affect Subtenant’s rights hereunder.  In the event Sublandlord fails to make any payments when due under the Master Lease, or is otherwise in default thereunder for an obligation that is not Subtenant’s hereunder, Subtenant may, but is not obligated to, following notice to Sublandlord specifying the payment to be made or action to be taken, make such payments on behalf of Sublandlord, or take such other action as may be necessary, in Subtenant’s estimation, to cure such default, or to prevent the Master Lease from being terminated.  All amounts so paid by Subtenant, and all costs of taking such actions on behalf of Sublandlord, together with any interest or penalty required to be paid in connection therewith, shall be payable on demand by Sublandlord to Subtenant, and if not so paid by Sublandlord and except if Sublandlord disputes such amount in accordance with this sentence, may be applied by Subtenant to reduce subsequent rent payments owed to Sublandlord under this Sublease Agreement; provided, however, that if Sublandlord notifies Subtenant within five (5) business days of Subtenant’s notice that it disputes with Landlord the amount proposed to be paid or the action to be taken by Subtenant pursuant to the preceding sentence, Sublandlord shall not be obligated to Subtenant for such amounts in accordance with this sentence, unless and until it is finally determined (the “Final Determination”) that such amounts paid or actions taken (or any portions thereof) were, in fact, required of Sublandlord under the Master Lease.  If after such Final Determination, the amounts are not so paid by Sublandlord to Subtenant, then Subtenant may reduce subsequent rent payments owed to Sublandlord under this Sublease Agreement by the amount finally determined.

18.                                 Subject to Landlord’s Consent.  This Sublease Agreement is conditioned upon and shall not become effective without the Landlord’s consent, as required under the Master Lease, in the form set forth on the last page hereof.  Subtenant hereby relieves Sublandlord of any liability due to

                                                Landlord’s failure to consent to this Sublease Agreement.  Sublandlord agrees to seek and obtain execution by Landlord of the consent at the end of this Sublease Agreement, as required under Paragraph 10.1 of the Master Lease.  Time being of the essence, if Sublandlord fails to obtain written approval from Landlord within fifteen (15) days of the date of execution hereof by Subtenant, Subtenant may cancel this Sublease Agreement, in which event Sublandlord shall immediately return to Subtenant the first months’ rent paid pursuant to Paragraph 11 hereof, and the parties shall thereafter have no further obligations hereunder.

19.                                 Holdover.  In the event that Subtenant holds over after the expiration of the Sublease terms or the earlier termination thereof, Subtenant shall pay holdover rent equal to 125% of the rent in effect during the last month of the Sublease term, plus any consequential damages incurred by Sublandlord and/or Landlord due to Subtenant’s holdover.  Holdover for any partial month shall be prorated on a daily basis.

20.                                 Brokerage Commissions.  Upon execution of this Sublease Agreement and written consent thereto by Landlord, Sublandlord shall pay leasing commissions of $69,615.00 to Corporate Property Services — CORFAC International for representing the Subtenant in regards to the Sublease and $41,769.00 to Trammell Crow Company/Portland for representing the Sublandlord.  Said commissions shall be due and payable one-half upon full execution of the Sublease Agreement and the balance upon commencement of Subtenant’s rent payments.  Sublandlord and Subtenant each warrant that they have dealt with no other real estate broker or agent in connection with this Sublease Agreement and Subtenant agrees to indemnify and hold Sublandlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commission or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Subtenant in connection with the negotiation of this Sublease Agreement.

21.                                 Notice.  All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing.  Any notice, bill, statement or payment may be given (and shall be deemed to have been duly given upon receipt) if delivered personally, if sent via recognized overnight delivery service, or mailed in a post-paid envelope, certified mail, return receipt requested, addressed as follows, as the case may be:

Sublandlord

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618

Attn: Director of Corporate Facilities — Jon R. Johnson

Subtenant

Pixelworks, Inc.

7700 SW Mohawk

Tualatin, OR 97062

Attn: Chief Financial Officer

Any party may change its address for purposes hereof by written notice.

22.                                 Captions.  All captions to the paragraphs and subparagraphs of this Sublease Agreement have been inserted for convenience of reference only and shall not be construed as a part hereof.

23.                                 Time is of the essence.  Time is of the essence of this Sublease Agreement and each and all of its provisions.

24.                                 Entire Agreement.  This Sublease Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements, negotiations or understandings with respect to said subject matter.  This Sublease Agreement may not be altered, changed or amended, except by an instrument in writing signed by Sublandlord and Subtenant and consented to in writing by the Landlord if such consent is required under the Master Lease.

                IN WITNESS WHEREOF, the parties have executed this Sublease Agreement as of the date first herein above set forth.

AGREED AND ACCEPTED:

SUBLANDLORD:		SUBTENANT:

EPICOR SOFTWARE COMPANY		PIXELWORKS, INC.

By:	/s/ Lee Kim	By:	/s/ Hans H. Olsen
/s/ Jeff Bouchard

Title:	CFO	Title:	EXE Vice President, Chief Financial Officer

Date:	9-17-01	Date:	9/7/01

CONSENT:

The undersigned, Landlord under the Master Lease, hereby consents to the foregoing Sublease without waiver of any restriction in the Master Lease concerning further assignment or subletting.  Provided Subtenant's Alterations are completed pursuant to the Master Lease, Landlord also hereby consents to Subtenant's Alterations and acknowledges that the Sublease Premises need not be restored to the condition existing prior to Subtenant's Alterations at the end of the term of the Sublease or the Master Lease.  Landlord certifies that, as of the date of the Landlord's execution hereof, Sublandlord is not in default or breach of any of the provisions of the Master Lease, and that the Master Lease has not been amended or modified except as expressly set forth in the foregoing Sublease.  Landlord agrees to send to Subtenant at its address set forth in the Sublease Agreement, a copy of any notice to Sublandlord under the Master Lease, and to accept any cure of a default under the Master Lease made by Subtenant on behalf of Sublandlord.

LANDLORD:

COPPER MOUNTAIN TRUST CORPORATION
AS TRUSTEE FOR QUEST GROUP TRUST VI

By:	/s/ Tim West

Title:	Vice President

Date:	9/19/01

/s/ Monte Johnson